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                                                                     EXHIBIT 8


                                  Ungaretti & Harris
                           3500 Three First National Plaza
                               Chicago, Illinois  60602




August 28, 1997

CenterPoint Properties Trust
401 North Michigan Avenue
Chicago, Illinois 60611

    Re:  TAX CONSEQUENCES OF MERGER
         --------------------------

Ladies and Gentlemen:

You have requested our opinion concerning certain tax consequences of a transaction (the "Merger") in which CenterPoint Properties Corporation, a Maryland corporation (the "Company"), will merge with and into CenterPoint Properties Trust, a Maryland real estate investment trust (the "Trust"), in accordance with the Maryland General Corporation Law and Title 8 of the Maryland Corporations and Associations Code. Assuming it receives the necessary approval from the Company's stockholders, the Merger will occur in accordance with the terms of a Plan of Reorganization (the "Plan of Reorganization") in the form attached as an exhibit to the proxy statement included in the Trust's Registration Statement on Form S-4, as amended (file number 333-33515) (the "Registration Statement"). In accordance with the Plan of Reorganization and applicable state law, the Merger will have the following consequences:

    - The Trust will be the surviving entity, and the separate existence of the Company will terminate.

    - Each outstanding share of Company Common Stock will be converted into one Trust Share, and each outstanding share of Class B Common Stock of the Company will be converted into one Class B Common Share of beneficial interest in the Trust.

    - The outstanding principal amount of the Company Debentures will be assumed by the Trust and converted into the same principal amount of Trust Debentures.


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CenterPoint Properties Trust
August 28, 1997
Page 2

    - All properties, assets, liabilities and obligations of the Company will become properties, assets, liabilities and obligations of the Trust.

The Merger will not alter the proportionate interests of stockholders in the assets or earnings and profits of the Company. The Trust will carry on the same trade or business, with the same assets, as the Trust prior to the Merger. Any applicable elections and other federal income tax filings will be consistent with the Trust's tax status as a real estate investment trust ("REIT").

Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the "Code") provides that a "reorganization" includes a mere change in identity, form, or place of organization of one corporation, however effected (an "F reorganization"). In Revenue Ruling 67-376, the Internal Revenue Service (the "IRS") held that an F reorganization occurred when a domestic trust qualifying as an association taxable as a corporation acquired all the assets of a corporation, subject to all its liabilities, in exchange for transferable certificates of beneficial interest in the trust which were distributed to the corporation's shareholders in exchange for their stock. In addition, the IRS ruled in Revenue Ruling 71-218 that for purposes of determining whether a corporation that converts to a trust in an F reorganization qualifies as a REIT for the taxable year in which the conversion takes place, the taxable year of the corporation does not end on the date of the reorganization. Based on these rulings and other applicable authorities, it is our opinion that:

    - The merger will qualify as an F reorganization. As a consequence of such treatment, no gain or loss will be recognized by the Company, the Trust or the shareholders in connection with the exchange of shares of stock in the Company for shares of beneficial interest in the Trust. Stockholders will receive shares of beneficial interest in the Trust with the same basis and holding period for federal income tax purposes as the shares of stock surrendered in the exchange. The Trust will succeed to the basis and holding period of the Company with respect to assets the Trust receives in the Merger.

    - The Merger will not adversely affect the Company's continued qualification as a REIT. For federal income tax reporting purposes, the Trust will be considered the same entity as the Company.

We consent to the use of the opinion as an exhibit to the Registration
Statement.

                                          Very truly yours,



                                           Ungaretti & Harris